

C2, INC.

                                                700 N. Water Street, Suite 1200
                                                    Milwaukee, Wisconsin  53202
                                                    Telephone    (414) 291-9000
                                                     Facsimile   (414) 291-9061
                                  NEWS RELEASE
FOR IMMEDIATE RELEASE                               CONTACT: WILLIAM T. DONOVAN
JULY 22, 2003                                                 PRESIDENT AND CEO
                                                                 (414) 291-9000

               C2, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

       Milwaukee, WI -- C2, Inc. (Nasdaq:CTOO) announced today its financial results for the second quarter and first six months of fiscal 2003 ended June
30, 2003. Consolidated revenues for the second quarter totaled $67,300,000, a decline of 8.2% when compared to revenues of $73,324,000 reported for last year's second quarter. Revenues from logistic services for the second quarter were $51,311,000, approximately $2,000,000 below last year's comparable period due primarily to reduced throughput in certain fixed fee contracts, which does not alter the Company's fee structure. Revenues from product sales totaled
$15,989,000, a decline of 20.2% over those reported for last year's second quarter. Net earnings for the second quarter totaled $515,000, or $0.09 per diluted share, a decline of 40.2%, compared to $861,000, or $0.16 per diluted share reported for the same period last year.

Commenting on the results, William T. Donovan, C2 President and CEO, said, "C2's financial performance in this quarter and the first half of 2003 reflects continued growth in earnings contribution from logistic services as the development of Total Logistic Control's (TLC) business and earnings power progress. Our product sales segment, which includes Food Distribution Services at TLC and refrigerated display cases at Zero Zone, continues to make steady progress in improving operating results from its low point in the fourth quarter of 2002. This segment has been impacted by deferred spending in retail infrastructure over the past year, however, we are achieving a significant increase in order levels and the outlook for this segment in the second half of fiscal 2003 is to generate meaningful improvement in earnings contribution and strong quarterly comparable performance."

Commenting further, "Our outlook for C2's financial performance in 2003 and beyond is for continued strong growth in both revenues and, more importantly, earnings from both TLC and Zero Zone. Our consolidated results for the first half of 2003 have been impacted by lower volume in product sales and product service related expenses. New dedicated facility projects, increased transportation operations, increased capacity utilization in warehouse operations and higher order rates at Zero Zone are expected to drive significantly improved performance during the second half of 2003 and beyond."

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                                                        C2, INC. - NEWS RELEASE
                                                                  JULY 22, 2003
                                                                    PAGE 2 of 4


Consolidated revenues for the six months ended June 30, 2003 totaled
$131,485,000, reflecting a decline of 4.7% from last year's comparable period revenues of $137,964,000. Revenues attributable to logistic services were slightly ahead of last year's level despite the lower volume in certain fixed fee contracts. Revenues from product sales declined 16.8% to $32,653,000, reflecting the substantial deferral of spending by retailers as previously noted.

Net earnings for the six months ended June 30, 2003 totaled $1,081,000, or $0.20 per diluted share, a decline of 33%, compared to $1,614,000, or $0.31 per diluted share reported for the same period last year. Growth in logistic services from TLC in both revenues and earnings were offset by lower volume and a small loss from product sales.

C2, INC. IS A MILWAUKEE-BASED PUBLIC COMPANY WITH TWO OPERATING BUSINESSES,
TOTAL LOGISTIC CONTROL AND ZERO ZONE.

TOTAL LOGISTIC CONTROL

         TLC, based in Zeeland, Michigan, is a national provider of integrated logistic services which include refrigerated and dry warehousing, transportation operations, supply chain management, dedicated third-party facility and operations management, food distribution, bottling and packaging and fulfillment services. Operations are conducted through a national network of 40 logistic centers with 36.3 million cubic feet of refrigerated capacity and over 3 million square feet of dry warehouse space making it the eleventh largest provider of refrigerated warehousing services in the United States. TLC operates a fleet of over 400 tractors with over 700 refrigerated and dry trailers with 5 maintenance facilities. TLC recently was cited by Inbound Logistics as a Top 10 Provider of Third Party Logistics Excellence for the sixth year in a row. TLC is a wholly-owned subsidiary of C2, Inc. More information about TLC is available at www.totallogistic.com.

ZERO ZONE

         Zero Zone, headquartered in North Prairie, Wisconsin is a manufacturer of refrigerated and freezer display cases used in grocery, convenience and drug store chains for retail merchandising of food, beverage and floral products. In
2002, Zero Zone acquired Zero Zone Refrigeration which manufactures refrigeration houses and racks to power and control the refrigeration systems, electrical panels, air conditioning and stand-by power for supermarkets, convenience stores and industrial applications. Zero Zone is a wholly-owned subsidiary of C2, Inc. More information about Zero Zone is available at www.zero-zone.com.


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                                                        C2, INC. - NEWS RELEASE
                                                                  JULY 22, 2003
                                                                    PAGE 3 of 4

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from management's expectations. The forward-looking statements involve risks and uncertainties, including but not limited to:

     - Demand for and profitability of warehousing, transportation, logistic services, refrigerated display cases and refrigeration control systems may be adversely affected by increases in interest rates, adverse economic conditions, increased energy costs, loss of a material customer or vendor, weather or other factors.
     - Growth in volume of services or products may be adversely affected by reduced ability to identify and hire qualified employees.
         The Company's profitability may be adversely affected by increases in interest rates because a significant portion of the Company's capital structure is debt, a portion, which bears interest at variable interest rates.
     - The Company's profitability may be adversely affected by performance, which does not meet standards established in contractual agreements relating to transportation operations, logistics management, dedicated facility operations and product warranty.
     - Consolidation within the food industry or grocery, drug or convenience retailers could negatively impact the Company's customers.
     - The Company's market share may be adversely affected as a result of new or increased competitive conditions in warehousing, transportation or display case and refrigeration control systems manufacturing.
     - Additional information about risks and uncertainties discussed above as well as additional material risks in the Company's business may be found in the Company's Annual Report on Form 10-K for the year 2002 and other filings the Company made from time to time with the Securities and Exchange Commission.

         This and other C2, Inc. news releases and additional corporate data can be found on C2's website at www.c2-inc.com.


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                                                        C2, INC. -- NEWS RELEASE
                                                                   JULY 22, 2003
                                                                     PAGE 4 OF 4

                                    C2, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (In Thousands, Except Per Share Data)
                                   (Unaudited)
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


                                                        THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                              JUNE 30,                           JUNE 30,
                                                   -----------------------------     ------------------------------
                                                      2003              2002             2003              2002
                                                   -----------------------------     ------------------------------
Revenues:
  Logistic Services                                $   51,311      $     53,291      $     98,832      $    98,732
  Product Sales                                        15,989            20,033            32,653           39,232
                                                   ----------      ------------      ------------      -----------
                                                       67,300            73,324           131,485          137,964
                                                   ----------      ------------      ------------      -----------
Costs and Expenses:
  Logistic Expenses                                    46,004            47,601            88,209           87,987
  Cost of Product Sales                                13,283            15,730            27,187           31,312
  Depreciation and Amortization                         1,923             2,030             3,837            4,110
  Selling, General & Administrative Expense             4,430             5,002             8,816            9,096
                                                   ----------      ------------      ------------      -----------
                                                       65,640            70,363           128,049          132,505
                                                   ----------      ------------      ------------      -----------
Earnings from Operations                                1,660             2,961             3,436            5,459

Other Income (Expense):
  Interest Expense, net                                  (758)           (1,105)           (1,515)          (2,172)
  Other Income (Expense)                                    -              (163)                -             (139)
                                                   ----------      ------------      ------------      -----------
                                                         (758)           (1,268)           (1,515)          (2,311)
Earnings before Income Taxes and
  Minority Interest                                       902             1,693             1,921            3,148

Income Tax Provision                                      387               672               840            1,250
                                                   ----------      ------------      ------------      -----------

Net Earnings before Minority Interest                     515             1,021             1,081            1,898

Minority Interest                                           -               160                 -              284
                                                   ----------      ------------      ------------      -----------

Net Earnings                                       $      515      $        861      $      1,081      $     1,614
                                                   ==========      ============      ============      ===========

Basic Net Earnings Per Share                       $     0.10      $       0.17      $       0.21      $      0.32
                                                   ==========      ============      ============      ===========
Diluted Net Earnings Per Share                     $     0.09      $       0.16      $       0.20      $      0.31
                                                   ==========      ============      ============     ============

Average Number of Shares Outstanding                5,273,853         5,081,864         5,272,858        5,081,864
Diluted Number of Shares Outstanding                5,506,202         5,277,286         5,525,789        5,261,774


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